PRESS RELEASE

December 15, 2009
For Immediate Release

For Further Information Contact:           Richard J. Gavegnano
                                           Chairman and Chief Executive Officer
                                           Meridian Interstate Bancorp, Inc.
                                           10 Meridian Street
                                           East Boston, Massachusetts 02128
                                           (978) 977-2211

            MERIDIAN INTERSTATE AND EAST BOSTON SAVINGS BANK ANNOUNCE
                         APPOINTMENT OF MARK L. ABBATE
                  AS NEW TREASURER AND CHIEF FINANCIAL OFFICER

December 15, 2009 - East Boston, Massachusetts, Meridian Interstate Bancorp, Inc. (NASDAQ: EBSB) (the "Company"), the holding company for East Boston Savings Bank (the "Bank"), today announced that Mark L. Abbate has been appointed as the new Senior Vice President, Treasurer and Chief Financial Officer of the Company and Bank effective January 4, 2010.

Mr. Abbate has 30 years of significant experience in the banking business. Prior to taking his new position with East Boston Savings Bank, Mr. Abbate served as Executive Vice President and Chief Financial Officer of Strata Bank in Franklin, Massachusetts, from 2007 until Strata's merger into Middlesex Savings Bank in July 2009. Mr. Abbate was a consultant based in Boston from 2006 to 2007, where he provided project consulting leadership for financial institutions in need of finance, accounting and risk management support. From 2000 to 2005, he was the Vice President and Controller of FIRSTFED America Bancorp, Inc. in Swansea, Massachusetts, an institution with over $2.5 billion in assets which combined with Webster Bank. Mr. Abbate began his career at Deloitte & Touche in Los Angeles, where he also worked for H.F. Ahmanson & Company, a large bank holding company.

Mr. Abbate is a graduate of California State University, Long Beach, wher he earned a Bachelor of Science degree in Business Administration with a major in accounting. He is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer of the Company and Bank, stated "We are pleased to welcome Mr. Abbate to East Boston Savings Bank. Mark brings an extensive financial services industry background to the Bank that will strengthen our team. We look forward to working with Mark as we continue to grow the Bank in the local community as well as on a wider

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geographic  basis.  With the experience he has with the financial and accounting operations of a full service banking institution, he will be a critical part of our team and our future success."

Mr. Abbate stated "I am excited to be joining East Boston Savings Bank and look forward to working with the Bank's senior leadership. Having worked in Massachusetts for the past decade, I am familiar with the local banking landscape and the challenges of the current economic climate. I believe East Boston Savings Bank is uniquely well positioned to grow and thrive in the years to come."

Mr. Abbate is expected to commence his duties on January 4, 2010 succeeding Gregory Derderian, who resigned as Treasurer and CFO effective December 31, 2009.

Meridian Interstate Bancorp, Inc. and East Boston Savings Bank are headquartered in East Boston, Massachusetts. East Boston Savings Bank operates 12 full-service branch locations and one loan center in the greater Boston metropolitan area. At September 30, 2009, East Boston Savings Bank had $1.2 billion in total assets. Meridian Interstate Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol "EBSB."